Exhibit 99.2

Counter Press Acquisition Corporation Announces Closing of $86.25 Million Initial Public Offering

NEW YORK, NY, Feb. 11, 2022 (GLOBE NEWSWIRE) -- Counter Press Acquisition Corporation (the “Company”) today announced the closing of its initial public offering of 8,625,000 units at a price of $10.00 per unit, including 1,125,000 units issued pursuant to the exercise by the underwriters of their over-allotment option in full. The units are listed on The Nasdaq Global Market (“Nasdaq”) and began trading under the ticker symbol “CPAQU” on February 9, 2022. Each unit consists of one share of Class A ordinary share of the Company and one-half of one redeemable warrant with each whole warrant exercisable to purchase one share of Class A ordinary share at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on Nasdaq under the symbols “CPAQ” and “CPAQW,” respectively.

The Company is a blank check company formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company intends to focus its search on businesses in the sports, media and data analytics sectors, with a focus on professional sports businesses. The Company is led by Paul Conway, Chief Executive Officer of the Company, Randy Frankel, Chairman of the Company’s board of directors, Michael Kalt, Chief Financial Officer of the Company, and Andrew Friedman and Julie Uhrman, members of the Company’s board of directors.

BTIG, LLC and EarlyBirdCapital, Inc. acted as joint book-running managers of the offering. The offering was made only by means of a prospectus. Copies of the prospectus may be obtained by contacting BTIG, LLC, 65 East 55th Street, New York, NY 10022, or by e-mail at ProspectusDelivery@btig.com.

A registration statement relating to the securities has been declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on February 8, 2022. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the SEC. Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts

Investors Counter Press Acquisition Corporation

info@counterpressacq.com